AMENDED AND RESTATED SCHEDULE II

SERIES

THE SARATOGA ADVANTAGE TRUST

U. S. Government Money Market Portfolio

Investment Quality Bond Portfolio

Municipal Bond Portfolio

Large Capitalization Value Portfolio

Large Capitalization Growth Portfolio

Small Capitalization Portfolio

International Equity Portfolio

Mid Capitalization Portfolio

Health & Biotechnology Portfolio

Technology & Communications Portfolio

Financial Services Portfolio

Energy & Basic Materials Portfolio

James Alpha Global Enhanced Real Return Portfolio

James Alpha Cayman Commodity Fund I Ltd.

THE SARATOGA ADVANTAGE TRUST

            By:  /s/Bruce E. Ventimiglia

            Bruce E. Ventimiglia

Title: Chairman,  President & CEO

Date: 1/26/2011

THE BANK OF NEW YORK MELLON

By: /s/Andrew Pfeifer

            Andrew Pfeifer

Title: Vice President

Date: 1/31/2011

GEMINI FUND SERVICES, LLC

By: /s/Emile R. Molineaux

             Emile R. Molineaux

Title: General Counsel & Senior VP

Date: 1/26/2011